EXHIBIT 5.1

March 7, 2001

Board of Directors
American Technologies Group, Inc.
1017 S. Mountain Ave.
Monrovia, California 91016

Gentlemen:

As General Counsel for American Technologies Group, Inc. (the “Company”), in connection with the Registration Statement on Form SB-2 Registration Number 333-49938 (the “Registration Statement”) filed with the Securities and Exchange Commission intended to register 34,577,698 shares of the common stock of the Company issuable upon the exercise of convertible debentures or warrants and an additional 500,000 shares of common stock (collectively, the “Shares”), as more fully described in the Registration Statement, I have examined such corporate records and other documents and such questions of law as I have considered necessary or appropriate for the purposes of this opinion and, on the basis of such examination, advise you that in my opinion the Shares will be, when issued as specified in the Registration Statement, validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement. This consent is not to be construed as an admission that I am a person whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act of 1933, as amended.

Very truly yours,

/s/ John M. Dab

John M. Dab
General Counsel